Exhibit 99.1

W.W. Grainger, Inc. 100 Grainger Parkway Lake Forest, IL 60045-5201 invest.grainger.com

Grainger Elects to Draw Down on Revolving Credit Facility to Supplement Strong
Cash Position

CHICAGO, Mar. 31, 2020 -- Grainger (NYSE: GWW), the leading broad line supplier of maintenance, repair and operating (MRO) products serving businesses and institutions, today announced that it elected to draw down $1 billion from its unsecured revolving credit facility. This is a proactive measure to increase the company’s cash position and preserve financial flexibility in light of current uncertainty in the global markets resulting from the COVID-19 pandemic. The funds will supplement the company’s strong cash position.

“Our priority remains the health and safety of our team members and customers as we continue to navigate this uncertain period,” said DG Macpherson, Grainger Chairman and CEO. “Grainger’s financial position is strong. However, in an abundance of caution and as a proactive measure, we are taking prudent actions to increase our liquidity and financial flexibility. We remain committed to providing superior customer service and maintaining high-levels of inventory and to support our customers through this pandemic and beyond.”

After the draw down, Grainger expects to have approximately $1.5 billion of cash on hand and approximately $250 million of available committed capacity remaining under the revolving credit facility. The principal balance of borrowings under the revolving credit facility is due on February 14, 2025, and the Company does not have any material debt maturities prior to that date. With the actions taken today, the company believes it will have sufficient liquidity to navigate through this period of heightened uncertainty.

About Grainger

W.W. Grainger, Inc., with 2019 sales of $11.5 billion, is North America’s leading broad line supplier of maintenance, repair and operating (MRO) products, with operations also in Europe, Asia and Latin America.

Safe Harbor Statement

All statements in this communication, other than those relating to historical facts, are “forward-looking statements.” Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “estimate,” “believe,” “expect,” “could,” “forecast,” “may,” “intend,” “plan,” “predict,” “project” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Forward-looking statements include, but are not limited to, statements about cash on hand, liquidity, financial position and financial flexibility. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others: business, supply chain, health of employees and economic effects of the COVID-19 pandemic; higher product costs or other expenses; a major loss of customers; loss or disruption of source of supply; increased competitive pricing pressures; failure to develop or implement new technology initiatives; the implementation, timing and results of our strategic pricing initiatives; the outcome of pending and future litigation or governmental or regulatory proceedings, including with respect to wage and hour, anti-bribery and corruption, environmental, advertising, privacy and cybersecurity matters; investigations, inquiries, audits and changes in laws and regulations; failure to comply with laws, regulations and standards; disruption of information technology or data security systems involving us or third parties on which we depend; general industry, economic, market or political conditions; general global economic conditions, including tariffs and trade issues and policies; currency exchange rate fluctuations; market volatility; commodity price volatility; labor shortages; facilities disruptions or shutdowns; higher fuel costs or disruptions in transportation services; pandemic diseases and natural and other catastrophes; unanticipated and/or extreme weather conditions; loss of key members of management; our ability to operate, integrate and leverage acquired businesses; changes in effective tax rates; our common stock, including volatility in our stock price; and other factors which can be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10- Q, which are available on our Investor Relations website. Forward-looking statements are given only as of the date of this communication and we disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:	Investors:
Joseph Micucci	Irene Holman
Senior Director, External Affairs	Vice President, Investor Relations
O: 847-535-0879	O: 847-535-0809
M: 847-830-5328	M: 847-217-8679

Grainger Media Relations Hotline	Abby Sullivan
847-535-5678	Senior Manager, Investor Relations
O: 847-535-0939
M: 847-271-6357

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